Exhibit 99.1

Thomas G. Snead, Jr. Elected Chairman of the Board of Directors of

Xenith Bankshares, Inc.

RICHMOND, VA, May 7, 2014 – Xenith Bankshares, Inc. (NASDAQ: XBKS), parent company of Xenith Bank, today announced that its board of directors elected Thomas G. Snead, Jr. as Chairman of Xenith Bankshares’ Board at its annual meeting held on May 1, 2014. Mr. Snead, who is retired, has served on the board of directors of Xenith Bankshares, Inc. since May 2, 2013. He previously served as President and Chief Executive Officer of Wellpoint Inc., Southeast Region, a managed care and health insurance company from December 2004 through January 2006. From July 2002 to December 2004, he served as President of Anthem Southeast, a subsidiary of Anthem, Inc. and Chairman and Chief Executive Officer of Trigon Healthcare, Inc., a managed healthcare company.

Mr. Snead also currently serves on the board of directors of Tredegar Corporation (NYSE: TG) and CSA Medical, Inc., a privately held medical device company, as well as several community organizations, including ChildFund International, the Community Foundation, the Virginia House for Boys and Girls Foundation, Virginia Historical Society, and the Virginia Commonwealth University School of Business School Foundation.

As previously announced, Malcolm S. McDonald, who had served as a director of Xenith Bankshares and Chairman of its board since December 22, 2009, retired from service at the end of his current term at the annual meeting on May 1, 2014. Mr. McDonald commented that he was retiring with great confidence that the Xenith Bankshares Board, under Mr. Snead’s leadership as Chairman, is positioned to provide outstanding oversight and guidance to the company’s management team, so as to continue the company’s record of safe, sound and profitable growth.

Profile

Xenith Bankshares, Inc. is the holding company for Xenith Bank. Xenith Bank is a full-service, locally-managed commercial bank, specifically targeting the banking needs of middle market and small businesses, local real estate developers and investors, private banking clients, and select retail banking clients. As of March 31, 2014, the company had total assets of $683.5 million and total deposits of $570.0 million. Xenith Bank’s target markets are Greater Washington, DC, Richmond, VA, and Greater Hampton Roads, VA metropolitan statistical areas. The company is headquartered in Richmond, Virginia and currently has six branch locations in Tysons Corner, Richmond, and Suffolk, Virginia. Xenith Bankshares common stock trades on the NASDAQ Capital Market under the symbol “XBKS.”

For more information about Xenith Bankshares and Xenith Bank, visit our website:

https://www.xenithbank.com/

Contact:

Thomas W. Osgood

Executive Vice President, Chief Financial Officer,

Chief Administrative Officer and Treasurer

(804) 433-2209

tosgood@xenithbank.com

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